Exhibit 11

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WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution
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                                         For the three         For the nine
                                         months ended          months ended
                                         September 30,         September 30,
(In thousands, except per share data   1998       1997       1998       1997
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
Weighted average number of common
  shares outstanding - basic         41,600     43,171     42,312     43,064

Add exercise of options
  reduced by the number of
  shares that could have
  been purchased with the
  proceeds of such exercise             665        837        736        765

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Weighted average number of common
  shares outstanding - diluted       42,265     44,008     43,048     43,829
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Net income                          $18,436    $17,660    $54,634    $29,838

Basic earnings per share              $0.44      $0.41      $1.29      $0.69

Diluted earnings per share            $0.44      $0.40      $1.27      $0.68
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